Exhibit 99.1

FOR: PROLIANCE INTERNATIONAL, INC.
Contact:
Arlen F. Henock
Chief Financial Officer
(203) 859-3626
FOR IMMEDIATE RELEASE
FD
Investor Contact: Eric Boyriven,
Alexandra Tramont
(212) 850-5600

PROLIANCE INTERNATIONAL, INC. REPORTS 2007 SECOND QUARTER RESULTS

NEW HAVEN, CONNECTICUT, August 13, 2007 – Proliance International, Inc. (AMEX: PLI) today announced results for the second quarter ended June 30, 2007.

Net sales for the second quarter of 2007 were $102.4 million, down 8.6% from $112.1 million in the second quarter of 2006. In the domestic segment, the Company experienced a decline in sales of air conditioning products and radiators, primarily attributable to soft market conditions, fewer branch locations and lower sales to retailers. International sales increased by $1.8 million or 7.3% on a year-over-year basis, primarily due to the effect of changes in exchange rates.

The net loss for the three months ended June 30, 2007 was $6.2 million, or $0.48 per basic and diluted share, which included a charge of $3.2 million for the recently-disclosed arbitration earn-out decision, as well as $1.1 million in restructuring charges. This compares to net income of $1.0 million, or $0.07 per basic and diluted share, for the same period a year ago, which included $0.1 million in restructuring charges.

Gross margin, as a percentage of net sales, was 20.8% during the second quarter of 2007 versus 25.9% in the second quarter of 2006, reflecting the impact of higher commodity costs, competitive pricing pressure, the shift in the customer mix of sales away from the branch locations to wholesale customers and lower production levels due to the Company’s inventory reduction actions, as well as a slow start to the normal peak selling season.

Selling, general and administrative expenses decreased, as a percentage of net sales, to 19.4% from 21.7% in the second quarter of 2006. The $4.5 million reduction in expenses reflects lower administrative spending, as a result of cost reduction actions implemented during 2006 and the first half of 2007, as well as lower branch expenses due to the program initiated in the third quarter of 2006 to better align the Company’s go-to-market strategy with customer needs. Expense levels for the second quarter of 2007 were also lowered by a $0.8 million gain on the sale of a facility.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) less restructuring charges and the arbitration earn-out decision charge were $3.3 million and $6.2 million for the three months ended June 30, 2007 and 2006, respectively, and $1.9 million and $5.4 million for the six months ended June 30, 2007 and 2006, respectively. The measure above constitutes a “non-GAAP financial measure” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and six months ended June 30, 2007 and 2006. A separate tabular presentation of this information is provided herein, in order to explain how the financial measure was determined.

Inventories at June 30, 2007 were $2.9 million lower than levels at December 31, 2006 and $17.7 million lower compared to June 30, 2006, reflecting the Company’s efforts to better manage its inventory levels through additional speed and supply flexibility, along with other ongoing inventory reduction efforts.

In the second quarter of 2007, the Company reported $1.1 million of restructuring costs compared to $0.1 million in the same period a year ago. The 2007 costs were associated with changes to the Company’s branch operating structure and headcount reductions in the United States and Mexico. Actions during the second quarter of 2007 resulted in the reduction of branch and agency locations from 90 at March 31, 2007 to 85 at June 30, 2007 and the establishment of supply agreements with distribution partners in certain areas. These activities are part of the previously announced $5.0 million to $7.0 million in total restructuring initiatives to be undertaken throughout 2007, of which $1.3 million has been incurred in the first six months of this year.

The Company is currently finalizing and acting upon a broad range of strategic actions to properly size its operational and administrative structure going forward, which will be part of the restructuring charges outlined for the year. These include:

•

Actions to change the Company’s ‘go-to-market’ strategy through its branch operations, which will further reduce branch operating costs while also enhancing the Company’s capability to effectively service its local customers both profitably and with high-quality customer service.

•	Further rationalization of overhead structure in North America, including a reduction in the US salaried workforce by approximately 15%.
•	Additional actions to improve product configuration and construction, which will result in lower product cost, as well as continued excellent thermal performance and reliability.
•	Further inventory reductions, which are expected to result in year-end levels of approximately $100 million.
•

Finally, the Company has organized its North American business activities under the leadership of Bill Long, who is assuming the new role of Executive Vice President in charge of the Domestic Business. This move will unify the product planning, marketing, sales and operating aspects of the Company’s domestic activities.

Charles E. Johnson, President and CEO of Proliance stated, “While the steps we have taken over the past couple of years have significantly reduced our cost base, the market conditions we saw in the second quarter call for additional action, and, as an organization, we are committed to take the necessary steps to improve our performance. Accordingly, through recently announced strategic actions, we are accelerating opportunities to lower operating and unit costs and implementing additional changes to our ‘go-to-market’ strategy, which will enable us to achieve profitable performance on a more consistent basis, despite soft market conditions.”

Mr. Johnson concluded, “These activities, coupled with our strengthened organization through the addition of Arlen Henock, as our new CFO, and Bill Long, in his new role, are expected to position us for profitability before restructuring and debt extinguishment expenses for the second half of 2007 and improved financial performance in the coming years.”

Proliance International, Inc. is a leading global manufacturer and distributor of aftermarket heat exchange and temperature control products for automotive and heavy-duty applications serving North America, Central America and Europe.

Proliance International, Inc.’s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen
•	Employing Exceptional People
•	Dedication To World-Class Quality Standards
•	Market Leadership Through Superior Customer Service
•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements.

Factors that could cause Proliance’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 10-K of Proliance, in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance’s other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$102,414	$112,110	$194,352	$203,446
Cost of sales	81,162	83,074	155,742	153,462
Gross margin	21,252	29,036	38,610	49,984
Selling, general and administrative expenses	19,906	24,376	40,495	47,308
Arbitration earn-out decision	3,174	—	3,174	—
Restructuring charges	1,053	134	1,328	654
Operating (loss) income	(2,881)	4,526	(6,387)	2,022
Interest expense	2,922	2,691	5,603	4,944
(Loss) income before taxes	(5,803)	1,835	(11,990)	(2,922)
Income tax provision	431	793	576	1,095
Net (loss) income	$(6,234)	$1,042	$(12,566)	$(4,017)

Basic and diluted (loss) income per common share:	$(0.48)	$0.07	$(0.90)	$(0.27)

Weighted average common shares – Basic	15,269	15,256	15,264	15,256
Weighted average common shares – Diluted	15,269	15,838	15,264	15,256

Table 1 of 4

PROLIANCE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Cash and cash equivalents	$3,704	$3,135
Accounts receivable, net	66,452	58,209
Inventories, net	116,044	118,912
Other current assets	6,962	7,498
Net property, plant and equipment	22,044	23,876
Other assets	9,795	12,732
Total assets	$225,001	$224,362
Accounts payable	$57,849	$58,114
Accrued liabilities	26,981	28,355
Total debt	68,906	55,202
Other long-term liabilities	6,622	8,218
Stockholders’ equity	64,643	74,473
Total liabilities and stockholders’ equity	$225,001	$224,362

Table 2 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007		2006	2007		2006
SEGMENT DATA
Net sales:
Domestic	$76,601		$88,064	$145,642		$160,580
International	25,813		24,046	48,710		42,866
Total net sales	$102,414		$112,110	$194,352		$203,446

Operating income (loss):
Domestic	$3,158		$5,891	$2,742		$6,272
Restructuring charges	(975)		(108)	(1,235)		(586)
Domestic total	2,183		5,783	1,507		5,686
International	573		1,615	534		2,112
Restructuring charges	(78)		(26)	(93)		(68)
International total	495		1,589	441		2,044
Corporate expenses	(2,385)		(2,846)	(5,161)		(5,708)
Arbitration earn-out decision	(3,174)		—	(3,174)		—
Total operating (loss) income	$(2,881)		$4,526	$(6,387)		$2,022

CAPITAL EXPENDITURES, Net	$(117)	(a)	$1,164	$213	(a)	$2,595

(a)	Includes proceeds of $0.8 million from sale of a facility.

Table 3 of 4

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTARY INFORMATION

(in thousands)

(unaudited)

NON-GAAP FINANCIAL MEASURE — EBITDA

BEFORE RESTRUCTURING AND

ARBITRATION DECISION CHARGES

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating (loss) income	$(2,881)	$4,526	$(6,387)	$2,022
Depreciation and amortization	1,953	1,558	3,775	2,707
EBITDA	(928)	6,084	(2,612)	4,729
Restructuring charges	1,053	134	1,328	654
Arbitration earn-out decision	3,174	—	3,174	—
EBITDA before restructuring and arbitration decision Charges(a)	$3,299	$6,218	$1,890	$5,383

(a)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) less restructuring charges and the arbitration earn-out decision charge constitutes a “non-GAAP financial measure” as defined by the rules of the Securities and Exchange Commission. The Company has provided the foregoing data as it believes that it provides the marketplace with additional information useful in evaluating the financial performance of the Company during the three and six months ended June 30, 2007 and 2006.

Table 4 of 4

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